AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (the "Agreement") is entered into by and between Phar-Mor, Inc., a Pennsylvania Corporation, Debtor-in-Possession (the "Company"), and John R. Ficarro (the "Employee") as of February 15, 2002 (the "Effective Date").

     WHEREAS, Employee is currently employed by Company pursuant to a written Employment Agreement dated June 5, 1997 (the "Existing Agreement), as amended; and

     WHEREAS, the Company desires to continue employing Employee upon modified terms and conditions of employment; and

     WHEREAS, the Company and Employee desire to set forth in this Agreement the terms and conditions of Employee's continued employment.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

I.       EMPLOYMENT AND TERM.

     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. This Agreement shall commence on the Effective Date and continue in force and effect for the stated term of two years (the "Stated Term") and shall be automatically extended daily, it being the intent of the parties that this Agreement shall have a term that is an "evergreen" or "rolling" term of two years, unless sooner terminated pursuant to the provisions of Section IV of the Agreement.

II.      DUTIES.

         Subject to the provisions of Section IV of this Agreement:

     A. The Company shall employ Employee and Employee shall serve the Company for the Stated Term in the capacity of Senior Vice President/Chief Administrative Officer and General Counsel of the Company. In his capacity of Senior Vice President/Chief Administrative Officer and General Counsel of the Company, Employee shall be responsible for managing all legal and nonfinancial corporate administrative functions, including but not limited to corporate governance and compliance, real estate, communications, risk and litigation management, insurance, benefits and human resources, e-commerce and information technology. Employee shall have such corporate power and authority as reasonably required to enable the discharge of duties in the office which he holds.

     B. Employee agrees to devote substantially all of his business time, energies and abilities to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board, from serving, or continuing to serve upon termination of employment, as a director or trustee of other corporations or businesses that are not in competition with the business of the Company as set forth in Section V of this Agreement or in competition with any present or future affiliate of the Company.

     C. Employee shall report to the Chief Executive Officer and Chairman of the Board or, at the Board's direction, to the Board.

III.     COMPENSATION.

     A. Base Salary. The Company shall pay to Employee a base salary of $270,000.00 per year for the first year of the Stated Term. Such salary shall be paid weekly to the employee and shall be subject to increase effective on each June 1st thereafter, beginning with June 1, 2002. The amount of increase, if any, shall be determined by the Company based upon the individual performance of the Employee and the Company, in general. Should confirmation of a Plan of Reorganization or approval of a sale of the Company or substantially all of its assets by the Bankruptcy court not occur on or before June 1, 2002, then any increase for the Employee shall only be effective after review by the official committee of unsecured creditors of the Company. Should such committee disagree with the Company's recommendation for the increase, then the matter shall be submitted to the Bankruptcy Court for its consideration. In no event shall the minimum annual salary be decreased. Amounts payable shall be reduced by standard withholding and other deductions authorized by Employee or required by applicable law.

     B. Operating Bonus. The Company will pay to Employee annually an operating bonus in an amount not less than the amount Employee is entitled to under the Company's incentive/bonus plan. For the Company's fiscal year ending in 2002, the Employee shall be entitled to receive a bonus equal to 50% of his base salary earned during such fiscal year (the "Target Bonus"), subject to the achievement of certain financial objectives under such plan. Thereafter, the Company will pay the Employee a bonus equal to the amount to which he is entitled under the incentive/bonus plan of the Company in effect from time to time. If the fiscal year of the Company is changed, or if the Employee's employment is terminated without Cause (as defined in Section IV.B. hereof) or by the Employee for Good Reason (as defined in Section IV.C. hereof), the Employee will receive, in addition to all other compensation to which he is entitled, an operating bonus pro-rated to the amount to which he would otherwise be entitled hereunder based on the number of months in the short year, or such other equitable method as may be mutually agreed upon by Employee and the Company.

     C. Retention Bonus. Notwithstanding any other amounts due per this Agreement, Employee shall receive a retention bonus of $375,000 payable during the course of the Company's bankruptcy proceedings as follows: (1) 33 1/3% due and payable to the Employee on December 15, 2001; and (2) 66 2/3% due, earned and payable to the Employee upon confirmation of a plan of reorganization or approval of a sale of the Company or substantially all of its assets by the Bankruptcy Court. If the Employee is terminated during the Stated Term of this Agreement for any reason other than Cause, or the Employee terminates his employment for Good Reason, Employee shall be paid immediately any balance of the retention bonus.

     D. Stock Options. Employee has previously earned and received numerous stock options over the course of employment to the Effective Date of this Agreement. If, at any time, the Employee's employment is terminated by the Company without Cause, or the Employee terminates employment with the Company for Good Reason, all said options shall immediately vest. During the term of this Agreement Employee shall remain eligible, subject to the discretion of the Company, to receive additional option awards ("Additional Options").


     E. Other Stock or Equity Plans. Employee shall be eligible to participate under any other stock or equity incentive plan or benefit provided by the Company to senior officers at the discretion of the Company. For purposes of this Agreement, "senior officer" means an officer of the Company of the rank of senior vice president or above.

     F. Welfare Benefit Plans. The Company shall, at its sole cost and expense, pay for all (and not less than all) of the medical, hospitalization and dental costs and expenses of Employee and his spouse and children (which may, at the Company's sole election, include insurance, supplemental coverage and/or direct payment/reimbursement), and the Company shall reimburse Employee for any net after tax cost incurred by him in connection with any of the foregoing. In addition, the Company shall maintain a disability insurance policy (the "Disability Income Policy") which shall pay to Employee at least sixty percent (60%) of his Base Salary during any period of disability up to age 75, which insurance shall be in lieu of any disability insurance otherwise provided by the Company.

     Employee shall participate in all retirement and other benefit plans of the Corporation available from time to time to employees and/or senior executives of the Company.

     During the Stated Term, the Company shall also pay such amounts to Employee as may be required to permit Employee, or a trust established by him, to acquire and maintain a whole life insurance policy or policies in the face amount of $500,000.00, or at Employee's election, a term policy requiring an equivalent premium, on Employee's life, issued by a nationally-recognized insurance carrier(s) having the highest and second highest available Best rating; such payment shall be paid in such amounts so that Employee incurs no net after tax cost in connection therewith.

     G. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company as in effect generally with respect to senior officers. In addition, the parties recognize that the Company's retail stores, warehouses, headquarters and other potential business opportunities are spread over a large geographical area and are in a number of metropolitan areas. Also, in order to facilitate the Employee's performance of his duties, the Employee will be provided with the use of a vehicle owned or leased by the Company or a comparable vehicle allowance and will be reimbursed for all reasonable and customary charges Employee incurs in connection with the operation of such vehicle (such as for fuel, insurance and maintenance) and, in addition, the Company will provide other convenient time-efficient and cost-effective transportation for Employee's business travel requirements commensurate with transportation made available to other similarly-situated senior vice presidents/chief administrative officers.

     H. Vacation. Employee shall be entitled during the term of this Agreement to four (4) weeks paid vacation per annum. Employee may accumulate vacation only to the extent permitted by the policies, practices and procedures of the Company as in effect generally with respect to senior officers.

     I. Attorneys' Fee Reimbursement. Within ten days after presentation of the invoice therefore, the Company shall pay to the law firm of Honigman Miller Schwartz and Cohn in Detroit, Michigan, an amount not to exceed $10,000.00 for legal fees incurred by Employee relative to the preparation and review of this Agreement.

     J. Reservation of Right to Amend. With respect to the benefits provided to Employee in accordance with Section III.E., the Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Employee so long as such action is taken with respect to senior officers or management generally and does not single out Employee.

     K. Liability Insurance. During the Stated Term, the Company shall maintain customary directors' and officers' liability insurance if such insurance is available to the Company at reasonable costs.

IV.      TERMINATION.

     A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), Company may terminate Employee's employment by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties.

     For purposes of this Agreement, "Disability" means a physical or mental impairment which (i) substantially limits a major life activity of Employee,
(ii) renders Employee unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, and (iii) has contributed to Employee's absence from his duties with the Company on a full-time basis for more than 60 consecutive days. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information (as to items (i) and (ii) above) supplied by a physician selected by the Company or its insurers and acceptable to Employee or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

     B. Cause. The Company may terminate Employee's employment for Cause (pursuant to the definition of Cause set forth below) by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment, setting forth in such notice the specific grounds therefor. In such event, Employee's employment with the Company shall terminate effective as of the date of receipt of such notice by Employee.

     For purposes of this Agreement, "Cause" means (1) a material breach by Employee of Employee's obligations under Section II of this Agreement (other than as a result of incapacity due to physical or mental illness), which is demonstrably willful and deliberate on the Employee's part and is committed in bad faith or without reasonable belief that such conduct is in the best interests of the Company, or which is the result of Employee's gross neglect of duties, and, in either case, not remedied in a reasonable period of time not more than five days after receipt of written notice from the Board specifying such breach, (2) the conviction of Employee of a felony or other crime involving fraud, dishonesty or moral turpitude, or (3) the commission by Employee of a fraud which results in a material financial loss to the Company.

     C. Good Reason. Employee may terminate Employee's employment for Good Reason. Employee shall provide the Company written notice in accordance with
Section XVI of Employee's intention to terminate Employee's employment for Good Reason, setting forth in such notice the grounds therefor. Employee's employment with the Company shall terminate effective as of the earlier of (i) the 15th day after the Company's receipt of such notice or (ii) such later date as set forth in such notice, unless the Company has cured the grounds therefor.

     For purposes of this Agreement, "Good Reason" means (1) Employee's position (including responsibilities, title, reporting requirements or authority) is reduced below the level set forth in Section II.A. hereof (2) Employee and/or his job functions are transferred to a location more than 25 miles from the location of his current office (3) the Company fails in any material respect to comply with the provisions of Section III of this Agreement (4) the Company has within the prior twelve months undergone a Change of Control (pursuant to the definition of Change of Control set forth below), or (5) the Company purports to terminate Employee's employment otherwise than as expressly permitted by this Agreement or without payment of any amounts required to be paid under Section IV.F. For purposes of this Agreement, "Change of Control" shall mean (a) the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either (i) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company or (b) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the "Board") cease for any reason to constitute at least a majority of the Board; or (c) approval by the shareholders of the Company of a reorganization, merger or consolidation which results in a change of the ownership and/or voting rights of 30% or more of (i) the then outstanding shares of common stock of the Company, or (ii) a majority of the members of the Board of the Company do not remain members of the Board of the entity resulting from such reorganization, merger or consolidation or (d) approval by the shareholders of the Company of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company. For the purposes of this Agreement, Change of Control shall not include any change in ownership of the Company's common stock resulting from any transaction between the Company and Avatex Corporation, the Company's principal shareholder.

     D. Other Than Cause or Good Reason or Death or Disability. The Company may terminate Employee's employment without cause by providing Employee written notice in accordance with Section XVI of the Company's intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the 30th day after receipt of such notice by Employee.

     E. Termination by Employee Other Than for Good Reason. The Employee may voluntarily terminate his employment with the Company for any reason whatsoever, other than in a situation where he has Good Reason for doing so, by providing Employer written notice thereof in accordance with Section XVI. In such event, Employee's employment shall terminate effective on the thirtieth day after the receipt of such notice by Company unless the parties mutually agree to an earlier termination.

     F. Obligations of the Company Upon Termination. Upon termination of Employee's employment for any reason, the Company shall have no further obligations to Employee (or his estate or legal representative) under this Agreement other than the following:

     1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, the Company shall (a) pay the sum of (i) Employee's annual base salary through the end of the calendar month during which the termination occurs (to the extent not theretofore paid), (ii) any accrued vacation pay not theretofore paid, and (iii) any accrued incentive compensation that has been fixed and determined, which the Company shall pay to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination, or earlier as may be required by applicable law (b) pay any amounts then due or payable pursuant to the terms of any applicable welfare benefit plans notwithstanding such termination of employment and (c) perform its obligations under any then outstanding stock option awards, in accordance with the terms of any applicable stock or equity incentive plan (the sum of the amounts and benefits described in clauses (a), (b) and (c) shall be hereinafter referred to as the "Accrued Obligations").

     2. Cause. If Employee's employment is terminated by the Company for Cause, the Company shall timely pay any Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV.B., then the Company's decision to terminate shall be deemed to have been made under Section IV.D, and the amounts payable under Section IV.F.3 below shall be the only amounts Employee may receive for his termination.

     3. Other Than for Cause or by Reason of Death or Disability. If the Company terminates Employee's employment (other than for Cause or because of his Death or Disability), or Employee terminates his employment for Good Reason, the Company shall pay the following:

     a. Salary, Bonus and Stock Options. Company shall timely pay (1) any Accrued Obligations (including but not limited to any immediately vested stock options in accordance with Section III.D. herein) and any prorated operating bonus and the retention bonus as described in Section III.B. and C., and (2) pay Employee a lump sum equal $650,000. In addition, any Additional Options granted to Employee under any applicable stock or equity incentive plan shall accelerate and vest immediately.

     b. Additional Benefits. Company shall also pay on behalf of Employee the full cost of the continuation for one year all benefits currently received by Employee including, but not limited to that level of health benefit coverage provided by the Company to Employee and/or his family immediately prior to termination of his employment. Employee shall be entitled to exercise his rights to continued coverage under COBRA upon the expiration of said year of continued health benefit coverage. Additionally, Company shall pay Employee any and all other benefits due at the time of termination, with the exception of sick leave and vacation pay. Employee agrees to use best efforts to mitigate the cost of such benefits to the Company.

     4. Termination by Employee Other Than for Good Reason. If the Employee voluntarily terminates his employment with the Company without Good Reason, the Company shall timely pay any Accrued Obligations.

     5. Withholdings and Deductions. Any payment made pursuant to this Section IV.F. shall be paid, less standard withholdings and other deductions authorized by Employee or required by law. All amounts due Employee under this Section IV.F. shall be paid within 14 days after the date of termination or as earlier required by law.

     6. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment, and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.       NONCOMPETITION.

     Employee agrees that so long as he remains in the employ of the Company, he will not, directly or indirectly, without the prior written consent of the Board, provide consulting services with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, employee, director, officer or otherwise with any other person, entity or organization engaged directly or indirectly in the business of operating a regional or national discount drug store chain.

VI.      UNIQUE SERVICES; INJUNCTIVE RELIEF; SPECIFIC PERFORMANCE.

     Employee agrees (i) that the services to be rendered by Employee pursuant to this Agreement, the rights and privileges granted to the Company pursuant to this Agreement and the rights and privileges granted to Employee by virtue of his position, are of a special, unique, extraordinary, managerial and intellectual character, which gives them a peculiar value, the loss of which to the Company cannot be adequately compensated in damages in any action at law,
(ii) that the Company will or would suffer irreparable injury if Employee were to terminate this Agreement without Good Reason or to compete with the business of the Company or solicit employees of the Company in violation of Section V. or
VII. of this Agreement, and (iii) that the Company would by reason of such breach or violation of this Agreement be entitled to the remedies of injunction, specific performance and other equitable relief in a court of appropriate jurisdiction. Employee consents to the jurisdiction of a court of equity to enter provisional equitable relief to prevent a breach or anticipatory breach of
Section V. of this Agreement by Employee.

VII.     SOLICITING EMPLOYEES.

     Employee, while employed by the Company and for one year following termination of his employment, will not directly or indirectly solicit any employee of the Company or of any subsidiary or affiliate of the Company in an executive, managerial, sales or marketing capacity to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or of any subsidiary or affiliate of the Company.

VIII.    CONFIDENTIAL INFORMATION.

     Employee agrees that during the Stated Term of this Agreement and at all times thereafter (notwithstanding the termination of this Agreement or the expiration of the Stated Term of this Agreement):

     A. Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses that are obtained by Employee during his employment by the Company or any of its affiliated companies and that are not or do not become public knowledge (other than by acts by Employee or his representatives in violation of this Agreement).

     For the purposes of this Agreement, "Confidential Information" includes financial information about the Company (including gross profit margins), contract terms with the Company's vendors and others, customer lists and data, trade secrets and such other competitively sensitive information to which Employee has access as a result of his positions with the Company. After termination of Employee's employment with the Company, he shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

     B. Employee agrees that all styles, designs, lists, materials, books, files, reports, computer equipment, pharmacy cards, Company automobiles, keys, door opening cards, correspondence, records and other documents ("Company material") used, prepared or made available to Employee, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company materials shall be returned immediately to the Company, and Employee shall not make or retain any copies thereof.

IX.      SUCCESSORS.

     A. This Agreement is personal to Employee and neither it nor any benefits hereunder shall, without the prior written consent of the Company, be assignable by Employee.

     B. This Agreement shall inure to the benefit or and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

X.       WAIVER.

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XI.      MODIFICATION.

     This Agreement may not be amended or modified other than by a written agreement executed by the Employee and (a) the Chairman of the Board or (b) a duly authorized member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.

XII.     SAVINGS CLAUSE.

     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement that can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.

XIII.    COMPLETE AGREEMENT.

     This Agreement constitutes and contains the entire agreement and understanding concerning Employee's employment and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement, including the Existing Agreement.

XIV.     GOVERNING LAW.

     This Agreement shall be deemed to have been executed and delivered within the State of Ohio, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio without regard to principles of conflict of laws.

XV.      CAPTIONS.

     The captions of this Agreement are not part of the provisions of this Agreement and shall have no force or effect.

XVI.     COMMUNICATIONS.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed:

                  If to Employee, to
                  John R. Ficarro
                  340 Russo Lane
                  Canfield, Ohio 44406;

                  If to Company, to
                  20 Federal Plaza West
                  Youngstown, Ohio 4450l,
                  Attention:  Chairman of the Board of Directors.

     Either party may change the address at which notice shall be given by written notice given in the above manner.

XVII.    ARBITRATION.

     Except as otherwise provided in Section VI. of this Agreement, any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter of this Agreement shall at the request of either party be submitted to and settled by arbitration conducted in either Cleveland, Ohio or Pittsburgh, Pennsylvania, as directed by the party requesting the arbitration, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. ss. 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to ignore, change, modify, add to or delete from any provision of this Agreement. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party upon application therefor.

XVIII. EXECUTIONS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.


XIX.     LEGAL COUNSEL.

     In entering this Agreement, the parties represent that they have relied upon the advice of their respective attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

XX.      LIMITATION ON PAYMENTS.

     A. Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section IV.F.3. hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to the Employee, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code), taking into account the total "Parachute payments," within the meaning of Section 280G of the Code, payable to the Employee or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Employee, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Employee would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Employee, such lesser amount shall be paid to the Employee. If not reducing the payments hereunder would result in a greater after-tax amount to the Employee, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and the Employee subject to the application of Section XX.B. hereof.

     B. As a result of the uncertainty in the application of Section 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a less after-tax amount to the Employee; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by the Company to the Employee. The Employee will return the excess to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Employee received the excess until it is repaid to the Company.

     C. All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Employee in the year of receipt of the payments, unless the Employee agrees otherwise.


XXI.     CONSULTING AGREEMENT.

     The parties agree to enter into a post-termination consulting agreement wherein Employee shall provide certain legal, corporate administrative and other related consulting services. The term of such agreement shall be no greater than one year and the amount of the payments thereunder shall be determined at the time Employee is terminated.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



PHAR-MOR, INC.


By: ___________________________             __________________________________
     Abbey J. Butler                                          John R. Ficarro
     Co-Chairman and Chief
     Executive Officer

By: ___________________________
     Melvyn J. Estrin
     Co-Chairman and Chief
     Executive Officer


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